Exhibit 99.1

News Release

Brooke Capital Corporation Provides Update on Operating Initiatives

OVERLAND PARK, Kan. May 27, 2008 – Brooke Capital Corporation (AMEX: BCP) provided an update on the operating initiatives announced on May 5, 2008, which are designed to realign operations to the current level of expected revenues in 2008. As previously announced, expense reductions have been required as the result of: 1) a reduction in the rate of monthly franchise royalty revenues charged to existing franchisees, which helps them better cope with the current economic uncertainties, and 2) the virtual elimination of initial franchise fee revenues, because loans are generally unavailable to new franchisees in the current uncertain credit environment.

Basic Services Unchanged…Brooke Capital Corporation expects few changes with regard to services provided by Franchise Support Center personnel. Services provided to insurance agents pursuant to a franchise agreement have typically been performed by Franchise Support Center personnel located in Phillipsburg, Kan. Corresponding expenses have been paid by monthly franchise royalties. Advertising assistance has been typically performed by Franchise Support Center personnel located in Phillipsburg, Kan., and the corresponding expenses have been matched to profit-sharing commission revenues.

Collateral Preservation Services Reduced…In recent years, most of the company’s expenses have been incurred as the result of providing collateral preservation assistance to lenders. Collateral preservation expenses are expected to decrease significantly in the third quarter as lenders, especially Aleritas Capital Corp., an affiliate of the company (OTCBB: BRCR), accelerate the sale of assets of financially troubled franchisees. Collateral preservation services are typically performed by national and regional personnel. Beginning in the third quarter, the company expects to generate collateral preservation fees in excess of collateral preservation expenses incurred.

Commission Advances Halted…As previously announced, as of August 15, 2008, all commission advances will be discontinued. Unlike previous years, the company does not have revenues from initial fees paid by new franchisees to help fund commission advances.

Discontinuation of Insurance Company Operations Planned…The company had previously announced expansion plans for expanded issuance of non-standard auto insurance policies through Traders Insurance Company and life insurance policies through First Life America. Because of the current credit environment and its adverse impact on initial fees generated from recruitment of new franchisees, the company has discontinued these expansion plans and expects to liquidate these assets to pay down short-term liabilities.

Service Centers Halted…The company has historically assisted franchisees by providing operating service centers which allowed agents to share office personnel and expenses with other agents. After review by management, it was decided that it will no longer offer this service to as many franchisees as it does not currently generate enough fees to cover the costs of this offering.

Management Incentives…The next 90 days are critical to the success of the company. To ensure that the management of Brooke Capital Corporation remains motivated and committed to ensuring the company’s success, the company expects to award 2 million shares of Brooke Capital Corporation stock to a group of 22 company managers. As a result, the ownership of Brooke Capital Corporation by Brooke Corporation (NASDAQ: BXXX) will be reduced to approximately 66 percent.

Other Financial Considerations…Historically, the company has purchased insurance agency locations and converted them to franchise locations. The company deferred most payments to sellers of such locations in part to coordinate such payments with the company’s receipt of initial franchise fees with respect to the converted franchise locations. Given the expected significant decline of initial franchise fees due to current market conditions, management expects to convert short-term seller payables into long-term debt.

Once the company has returned to profitability, which is expected in the third quarter, management has indicated it may consider an equity offering or pursue other strategic alternatives, such as a merger.

About Brooke Capital Corporation

Brooke Capital Corporation (AMEX: BCP) is an Overland Park, Kansas-based insurance organization founded in 1997. Brooke Capital is the parent company of Brooke Investments, Inc., First Life America Corporation, a life insurance company, and Brooke Capital Advisors, Inc., a loan consultant for managing general insurance agencies.

Contact…Investor Relations: Karen Haus, Market Street Partners on behalf of Brooke Capital Corporation, (415) 445-3238 or Karen@marketstreetpartners.com.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the company will successfully implement its operating initiatives, the uncertainty that the company will return to profitability within the stated timeframes, uncertainties associated with franchisee acceptance of the company’s changed strategic direction and operating initiatives, the uncertainty that the operating initiatives being implemented will be successful, the uncertainty that the company will be able to follow through with an equity offering or merger with a suitable partner, and risks and factors described from time to time in reports and registration statements filed by the company with the Securities and Exchange Commission. A more complete description of the company’s business is provided in the company’s reports and registration statements, which are available from the company without charge at www.brookeagent.com or at www.sec.gov.